MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MAA REAFFIRMS THIRD QUARTER GUIDANCE
DATE:	AUGUST 31, 2005

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it experienced no significant damage as a result of Hurricane Katrina, and reaffirmed its prior guidance for Funds From Operations (“FFO”) for the third quarter of 2005 of $0.70 to $0.76, with a mid-point of $0.73.

The Company has no coastal apartments which were in the direct path of the Hurricane and its properties in Jackson, Mississippi incurred no significant damage.

Eric Bolton, CEO said “Our thoughts and prayers are with those on the Gulf Coast who have suffered such devastating losses. Our properties in Jackson are working hard to accommodate displaced families from the coastal markets. Based on inspections completed to date, it appears that our properties throughout the southeast did not incur any material damage from the hurricane, with only superficial repairs to a few buildings and landscape clean-up required. We estimate the impact on the quarter’s results will be limited to less than one cent per share of FFO.”

Mid-America provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,227 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.